Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
November 15, 2007	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Email: mnimrodi@mww.com Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547 Email: kprice@frbir.com

CETHROMYCIN ACHIEVES ALL ENDPOINTS IN SECOND PIVOTAL PHASE III TRIAL FOR TREATMENT OF PNEUMONIA

- Trial CL-05 Results Showed Cethromycin had 94.0% Clinical Cure Rate Compared to

93.8% Clinical Cure Rate for Biaxin®, a Current Standard of Care Treatment -

- Trial CL-05 and Trial CL-06 to Form the Core of New Drug Application -

CHICAGO, IL, November 15, 2007, 2007/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), today announced positive results from Trial CL-05, the second of two pivotal phase III clinical trials designed to assess the safety and effectiveness of cethromycin, a novel once-a-day oral antibiotic for the treatment of mild-to-moderate community acquired pneumonia (CAP), the sixth leading cause of death in the United States.  The primary efficacy endpoint of statistical non-inferiority in the clinical cure rate at the test-of-cure visit was achieved.  The study results showed that cethromycin cured 94.0% of patients with CAP, compared to Biaxin® (clarithromycin), a current standard of care treatment for CAP, which cured 93.8% of studied patients in the per protocol population. In the modified intent to treat population, cethromycin cured 83.1% of patients and Biaxin cured 81.1%.  Cethromycin also demonstrated favorable safety results, with reported side effects similar to or less than those seen with Biaxin.

“We are very excited to have met all of our endpoints in Trial CL-05, and we are pleased to have successfully completed the clinical development program of cethromycin.  The results attained in this trial, along with the positive results achieved in Trial CL-06 reported in June of this year, will form the core of our New Drug Application (NDA) submission and positions us well with prospective commercial partners,” said Dr. Michael Flavin, Chairman and CEO of Advanced Life Sciences.

Trial CL-05 was a double-blind, randomized, multi-center, multi-national, comparator phase III clinical study in which cethromycin was compared to Biaxin, an approved antibiotic, in treating mild-to-moderate CAP.  The trial design called for a seven-day course of therapy in which cethromycin was evaluated using a 300 mg once-daily dosing regimen compared to a 250 mg twice-daily dosing regimen of Biaxin. In the study, 584 adult patients were enrolled from clinics in the United States, Canada and South Africa.

“The need for new drugs to address CAP is imperative, as bacterial resistance rates and adverse effects continue to increase with currently approved antibiotics.” said Dr. John Bartlett, Professor of Medicine in the Division of Infectious Diseases at The Johns Hopkins University School of Medicine and past President of the Infectious Diseases Society of America (IDSA).  “Cethromycin’s unique mechanism of action allows it to overcome resistance and minimize adverse effects such as Clostridium difficile

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associated disease (CDAD) and other serious side effects.  With these advantages, cethromycin may offer physicians a better treatment option for CAP.  The high clinical cure rates and favorable safety profile demonstrated in the cethromycin clinical development program is evidence of the potential value of this drug to CAP patients.”

Approximately 5.6 million cases of CAP are diagnosed each year in the United States, resulting in an estimated total annual expenditure of $2 billion dollars for prescribed antibiotics to treat CAP.  CAP is potentially fatal if not treated properly, and the bacteria that cause CAP are developing resistance to current standard of care treatments.

“Antimicrobial resistance in important respiratory pathogens, such as the pneumococci, is a growing challenge when it comes to serious infections like CAP,” said Dr. Donald Low, Head of the Division of Microbiology in the Department of Laboratory Medicine and Pathobiology at the University of Toronto in Toronto, Ontario. “Cethromycin, a new antibiotic, may be the solution to this important public health problem, as it has demonstrated a broad spectrum of antibacterial activity and an ability to overcome pneumococcal resistance in clinical trials.”

Program Design

The Phase III CAP pivotal development program was comprised of two double-blind, randomized, well controlled, multi-center, multi-national, comparator trials designed to assess the safety and effectiveness of cethromycin in CAP patients compared to Biaxin. Trial CL-06 enrolled patients from clinics in Europe, South America and Israel and Trial CL-05 enrolled patients from the United States, Canada and South Africa. In both trials, cethromycin was evaluated using a 300 mg once-daily oral dosing regimen compared to 250 mg twice-daily dosing for Biaxin, both over a seven-day course of therapy. Biaxin is an FDA-approved standard of care antibiotic currently indicated for the treatment of CAP.

The primary endpoint for both trials was the clinical cure rate at the test-of-cure visit (Day 14-21 post-initiation of dosing). The eligibility of patients for each trial was based on clinical signs and symptoms as well as chest X-ray results as evaluated by an independent radiologist. Extensive electrocardiogram and liver function test monitoring were incorporated into the study design in order to examine safety in these areas and add to the safety database established in previous cethromycin clinical trials.

Results of Trial CL-05

In Trial CL-05, cethromycin met all efficacy endpoints and demonstrated a favorable safety profile as outlined below:

•                  Per protocol clinical cure rate (PPc)- cethromycin 94.0% (205/218) compared to Biaxin 93.8% (195/208) [-4.5, +5.1] (p>0.9999)  PPc is defined as subjects who have completed the minimum required study medication, have confirmed clinical diagnosis of CAP supported by a positive chest X-ray and appropriate clinical signs/symptoms of CAP, and have had no other systemic antibacterial agents administered during or prior to the study period.  Based on the 94.0% clinical cure rate for cethromycin being greater than 90%, a delta value of 10% or less on the lower bound and greater than zero on the upper bound [-4.5, +5.1] establishes non-inferiority.  Under this analysis, the study met the clinical cure rate endpoint in the PPc population.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin, which supports non-inferiority.

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•                  Modified intent-to-treat clinical cure rate (mITT)- cethromycin 83.1% (217 subjects/261 subjects) compared to Biaxin 81.1% (206 subjects/254 subjects) [-4.8, +8.9] (p=0.5667).  mITT is defined as subjects who received at least one dose of study medication and had a clinical diagnosis consistent with bacterial CAP confirmed by a positive pre-treatment chest X-ray and appropriate signs/symptoms.    Based on the 83.1% clinical cure rate for cethromycin being between 80% and 90%, a delta value of 15% or less on the lower bound and greater than zero on the upper bound [-4.8, +8.9] establishes non-inferiority.  Under this analysis, the study met the clinical cure rate endpoint in the mITT population.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin, which supports non-inferiority.

•                  Per protocol radiographic success rate- cethromycin 92.7% (202 subjects/218 subjects) compared to Biaxin 92.3% (192 subjects/208 subjects) [-4.9, +5.6] (p>0.9999).  Based on the 92.7% radiographic success rate for cethromycin being greater than 90%, a delta value of 10% or less on the lower bound and greater than zero on the upper bound [-4.9, +5.6] establishes non-inferiority.  Under this analysis, the study met the radiographic success rate endpoint in the PPc population.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin, which supports non-inferiority.

•                  Modified intent-to-treat radiographic success rate- cethromycin 82.4% (215 subjects/261 subjects) compared to Biaxin 81.5% (207 subjects/254 subjects) [-6.0, +7.7] (p=0.8195). Based on the 82.4% radiographic success rate for cethromycin being between 80% and 90%, a delta value of 15% or less on the lower bound and greater than zero on the upper bound [-6.0, +7.7] establishes non-inferiority.  Under this analysis, the study met the radiographic success rate endpoint in the mITT population.  Since p>0.05, there is not a statistically significant difference between cethromycin and Biaxin, which supports non-inferiority.

•                  Bacteriological cure rate- cethromycin 95.9% (70 subjects/73 subjects) compared to Biaxin 97.1% (67 subjects/69 subjects).  The bacteriologically evaluable population for each arm of the trial was not powered to demonstrate statistical non-inferiority at a 95% confidence interval.

•                  Percent of bacteriologically evaluable patients- approximately 33% of subjects in the per protocol population were bacteriologically evaluable.  The Company believes that this percentage of bacteriologically evaluable patients is consistent with rates observed in precedent successful antibiotic drug approvals and that it will add to its existing bacteriologically evaluable patient database for cethromycin.

•                  Discontinuation rate- from the modified intent-to-treat population, discontinuation rate due to adverse events was 4.2% for cethromycin and 2.8% for Biaxin.

Cethromycin demonstrated a favorable safety profile in Trial CL-05.  The incidence of adverse events was not statistically different between cethromycin and Biaxin. The most common adverse events reported in patients receiving cethromycin were mild-to-moderate diarrhea (cethromycin 4.5%, Biaxin 4.1%), headache (cethromycin 2.4%, Biaxin 3.1%), nausea (cethromycin 4.5%, Biaxin 1.4%), vomiting (cethromycin 1.4%, Biaxin 1.0%), abdominal pain (cethromycin 1.4%, Biaxin 1.4%) and taste disturbance (cethromycin 7.6%, Biaxin 2.1%). No drug-related serious adverse events were observed in any study subject. Liver function tests and electrocardiogram monitoring in Trial CL-05 demonstrated no significant differences between subjects receiving cethromycin and subjects receiving Biaxin.  This is consistent with the hepatic and cardiac side effect profile reported in previous cethromycin clinical trials.

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Pivotal Phase III Clinical Program Results Summary:

Efficacy	Trial CL-05		Trial CL-06		Pooled Results
	Cethromycin	Biaxin	Cethromycin	Biaxin	Cethromycin	Biaxin	Confidence Interval

Per Protocol Clinical Cure Rate (PPc)	94.0% (205/218)	93.8% (195/208)	91.5% (205/224)	95.9% (212/221)	92.8% (410/442)	94.9% (407/429)	[-5.4,+1.2]
Modified Intent-To-Treat Clinical Cure Rate (mITT)	83.1% (217/261)	81.1% (206/254)	82.9% (213/257)	88.5% (224/253)	83.0% (430/518)	84.8% (430/507)	[-6.4,+2.8]
Bacteriological Cure Rate (PPb)	95.9% (70/73)	97.1% (67/69)	89.1% (57/64)	96.8% (61/63)	92.7% (127/137)	97.0% (128/132)	NA

Safety	Trial CL-05		Trial CL-06		Pooled Results
	Cethromycin	Biaxin	Cethromycin	Biaxin	Cethromycin	Biaxin

Diarrhea	4.5% (13/288)	4.1% (12/291)	5.0% (13/260)	4.7% (12/257)	4.7% (26/548)	4.4% (24/548)
Headache	2.4% (7/288)	3.1% (9/291)	3.1% (8/260)	6.2% (16/257)	2.7% (15/548)	4.6% (25/548)
Nausea	4.5% (13/288)	1.4% (4/291)	2.7% (7/260)	3.9% (10/257)	3.6% (20/548)	2.6% (14/548)
Vomiting	1.4% (4/288)	1.0% (3/291)	2.7% (7/260)	1.6% (4/257)	2.0% (11/548)	1.3% (7/548)
Abdominal Pain	1.4% (4/288)	1.4% (4/291)	1.5% (4/260)	3.1% (8/257)	1.5% (8/548)	2.2% (12/548)
Taste Disturbance	7.6% (22/288)	2.1% (6/291)	11.2% (29/260)	6.2% (16/257)	9.3% (51/548)	4.0% (22/548)
AE Discontinuations	4.2% (11/261)	2.8% (7/254)	1.6% (4/257)	2.8% (7/253)	2.9% (15/518)	2.8% (14/507)

Cethromycin is not approved as a treatment for CAP, and data from this analysis have not been reviewed by the Food and Drug Administration (FDA).

“We would like to thank all the patients and principal investigators who participated in the cethromycin pivotal clinical trial program,” said Dr. Flavin.  “We would also like to thank our contract research organizations, Quintiles, Covance Clinical Laboratories, Covance Cardiac Safety Services and ClinPhone for their work in conducting our clinical program.”

Conference Call Details:

The Company is hosting a conference call and live webcast at 9:00 a.m. ET today to discuss the results from Trial CL-05 and the third quarter 2007 financial results.  On the call, Advanced Life Sciences management will be joined by Donald E. Low, M.D., a recognized authority in microbiology and infectious diseases.

The conference call will be webcast simultaneously over the Internet.  Please visit the Investor Relations section of Advanced Life Sciences’ corporate website www.advancedlifesciences.com.  Alternatively, callers may participate in the conference call by dialing 866-510-0704 (domestic) or 617-597-5362 (international).  The passcode for the conference call is 57071751.

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A telephone replay of the call will also be available for 48 hours.  Callers may access the telephone replay by dialing (domestic) 888-286-8010 or 617-801-6888 (international), passcode 51192916.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae. CAP affects 5.6 million patients in the United States each year, with 10 million physician visits and 2 million hospitalizations occurring annually.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the onset of future bacterial resistance. In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

About John Bartlett, M.D.

Dr. Bartlett is a Professor of Medicine in the Division of Infectious Diseases at The Johns Hopkins University School of Medicine, Baltimore, Maryland. He received his undergraduate degree at Dartmouth in 1959 and his medical degree at Upstate Medical Center in Syracuse in 1963. His training in internal medicine was done at the Brigham Hospital in Boston and the University of Alabama, after which he received his fellowship training in infectious diseases at UCLA. In 1970, he joined the faculty of UCLA, and then joined the faculty of Tufts University School of Medicine where he served as Associate Chief of Staff for Research at the Boston VA Hospital. In 1980, he moved to Hopkins where he served as Chief of the Infectious Diseases Division at the School for 26 years, stepping down in June of 2006.

Dr. Bartlett is a past president of the Infectious Disease Society of America (IDSA) and an author of the IDSA/ATS Consensus Guidelines on the Management of Community-Acquired Pneumonia.  He was an author of “Bad bugs need drugs: an update on the development pipeline from the Antimicrobial Availability Task Force of the Infectious Diseases Society of America,” which was published in Clinical Infectious Diseases in 2006.  He has authored over 500 articles and reviews in peer-reviewed journals, more than 280 book chapters, and 67 editions of 18 books. He has also served on editorial boards for 19 medical journals including Infectious Diseases in Clinical Practice (Editor) and Clinical Infectious Diseases Medicine (Associate Editor).

About Donald E. Low, M.D.

Dr. Low, a fellow of the Royal College of Physicians and Surgeons of Canada, completed his undergraduate training and postgraduate training in medicine and infectious diseases at the University of Manitoba and his training in Medical Microbiology at the University of Toronto. He is a Fellow of the American Academy of Microbiology and a member of the Association of American Physicians.

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Dr. Low’s primary research interests are in the study of the epidemiology and the mechanisms of antimicrobial resistance in community and hospital pathogens. Other research interests include the epidemiology, pathogenesis and treatment of streptococcal diseases.  His group is recognized internationally for their Canadian population-based surveillance programs for the study of antimicrobial resistance and infectious diseases.  A recognized authority in microbiology and infectious diseases, Dr. Low has published more than 300 papers in peer-reviewed journals.

Dr. Low is Head of the Department of Microbiology at the Toronto Medical Laboratories and Mount Sinai Hospital. He is also Medical Director, Ontario Public Health Laboratories, Ministry of Health and Long-Term Care.  He is a Professor at the University of Toronto in the Department of Laboratory Medicine and Pathobiology and Department of Medicine. He is currently Head of the Division of Microbiology in the Department of Laboratory Medicine and Pathobiology.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP.  For more information, please visit us on the web at www.advancedlifesciences.com.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain  regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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